Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Edward Gaio, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (607) 378-4207	Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

Hardinge Announces Changes to Board of Directors

Richard L. Simons Appointed Chairman of the Board to Succeed Kyle H. Seymour

Daniel J. Burke Named Lead Independent Director

ELMIRA, NY, December 7, 2011 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, today announced that its Board of Directors has elected Richard L. Simons, President and Chief Executive Officer of Hardinge, to the additional position of Chairman of the Board effective February 14, 2012.

Mr. Simons will succeed Kyle H. Seymour, who announced that he will be resigning as Chairman and as a director, effective February 14, 2012, in order to devote his full time to other commitments.  Mr. Seymour has served as a director since 2004 and was appointed Chairman of the Board in 2008.

“The leadership and insight that Kyle has provided during his tenure with our Board has been instrumental in the successful execution of our strategy to expand our global presence, improve our financial position and strengthen our earnings power,” noted Mr. Simons.  “We understand his desire to now dedicate his time to other interests, and we are grateful for his service.”

Mr. Seymour noted, “It has been a privilege to serve as Chairman of the Board of Hardinge over these years of challenge, change and expansion.  Though I am departing during a time of exciting growth, competing workloads and responsibilities have made it difficult to dedicate the time and effort this role rightly deserves.  I am confident that Rick’s industry experience, in depth operating knowledge and strong communication skills will continue to serve the Board and the Company well in his expanded role.”

In conjunction with Mr. Simons’ appointment to Chairman, the Board has appointed Daniel J. Burke as its Lead Independent Director.  Mr. Burke, who has served on Hardinge’s Board of Directors since 1998, was previously Lead Director from 2005 through 2008.  He currently is Chairman of its Compensation Committee and serves on its Nominating and Governance Committee and its Audit Committee.

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About Hardinge

Hardinge is a global designer, manufacturer and distributor of machine tools, specializing in SUPER-PRECISION® and precision CNC Lathes, high performance Machining Centers, high-end cylindrical and jig Grinding Machines, and technologically advanced Workholding & Rotary Products. The Company’s products are distributed to most of the industrialized markets around the world with approximately 75% of its sales outside of North America.  Hardinge has a very diverse international customer base and serves a wide variety of end-user markets.  This customer base includes metalworking manufacturers which make parts for a variety of industries, as well as a wide range of end users in the aerospace, agricultural, transportation, basic consumer goods, communications and electronics, construction, defense, energy, pharmaceutical and medical equipment, and recreation industries, among others.  The Company has manufacturing operations in Switzerland, Taiwan, the United States, China and the United Kingdom. Hardinge’s common stock trades on the NASDAQ Global Select Market under the symbol, “HDNG.”

For more information, please visit http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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